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                                                            Exhibit 10.23

September 29, 1999


Mr. G. Arthur Seelbinder
210 El Brillo Way
Palm Beach, FL  33480

Dear Arthur:

	As of August 19, 1999, we have agreed that you will no longer serve as our Chairman of the Board and chief executive officer. This letter sets out the terms under which you have agreed to continue as our employee.

1.	Agreement relating to continued employment.  You will
remain a Cooker employee through August 19, 2001.  During that time:

        - so long as you continue as a board member, you will provide advice and analysis to the Chairman of the Board regarding real estate acquisitions and dispositions and whatever other advice you may be requested to supply from time to time.

        - you will continue to receive your base compensation at the same rate at which you are currently compensated.

        - you will maintain your current participation in the executive bonus plan at your current level through August 19, 2000. Your participation for the period from July 1, 2000 to August 19, 2000 is pro-rata based on the number of days you are employed divided by 180.

        - options which have been granted to you as of the date of this letter will continue to vest.

        - you will continue to have the use of the two cars: a 1998 Jaguar and a 1996 Jeep. We will maintain our current policy regarding your car expenses.

        - You and your wife will continue to participate in our executive health plan. After termination of your employment, you may continue in our general health plan by paying applicable premiums, so long as your inclusion complies with applicable laws and the terms of the program, including the terms of any applicable reinsurance coverage.

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2.	Agreements relating to the Bank Loan Guaranty.  We
have guaranteed payment of a loan from the Chase Manhattan Bank to you which is described in detail in our Annual Report on Form 10-K filed with the Securities and Exchange Commission and in the audited financial statements for fiscal year 1998 included in it. With respect to our guaranty, you agree:

        - to continue to honor the existing arrangements with us concerning the Bank Loan Guaranty and pay us a guaranty fee each year that the guarantee remains outstanding. The amount of the guaranty fee is 1/4 percent of the outstanding principal of the guaranteed loan due on March 9th of each year. You agree that if you do not pay the guaranty fee, we may apply any payments we are obligated to make to you under this agreement to the guaranty fee.

        - to reimburse us for the amount by which the interest on our guaranty related deposit with the Bank is less than the interest we pay for the deposited funds under our existing Term Loan and Revolver. The difference shall be calculated as of the end of each calendar quarter. You agree that if you do not pay the interest differential, we may apply any payments we are obligated to make to you under this agreement to the unpaid differential.

        - to pay us 1/2 of any incentive bonus award paid to you by us to pay principal and interest on the bank loan in accordance with its terms. We agree that the amount to be paid to the bank out of any bonus award will be calculated on a "net of withholding tax" basis. You agree that we may make any such payments directly to the bank.

        - you agree that if the bank loan matures by its terms or by action of the bank all amounts payable to you under this agreement will be paid directly to the bank and applied to the loan as provided for in the relevant loan documents. If the bank loan obligations are paid in full, any remaining amounts due to you under this agreement will be paid to us and applied to any unpaid obligations of you to us, which obligation include any amounts paid by us on account of the guaranty.

        - you agree to provide us with a personal financial statement certified by you to be true and correct in all material respects, or other acceptable indication of your financial condition, by October 15, 1999, and on each January 1 thereafter. You will notify us when there is any material change in your net worth - a change of more than 5% will be considered material other than changes resulting from fluctuations in the price of our common shares.

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3.	Agreement relating to receivables.  As of the date of this
agreement, you owed us approximately $212,000 on account of expense advances, accruals relating to interest differentials on the bank loan, and other items as described on the attachment to this letter. We agree to forgive your payment of such items.

4.	Agreements relating to your life insurance policy and
off-site office.

        - In addition to the other payments described in this letter agreement, we will pay you as an offsite office allowance equal to the difference between 1/2 of your June 30, 1999 bonus, net of withholding tax, and $100,000. This amount will be paid to you in 12 equal installments beginning September 3, 1999 and continuing on the first business day of each of the next 11 months.

        - We will continue to keep the existing whole life policy on your life in effect through the termination of your employment. At termination of your employment, we will assign it to your nominee if the bank loan has been satisfied and all of your obligations to us, including the obligation to repay any amounts paid by us on account of the guaranty. If the bank loan has not been satisfied, or you have not satisfied all of you obligations to us, we will continue to own the policy to secure those obligations.

5.	Releases.  At the same time you sign this letter you will
sign and deliver to us a general release, releasing Cooker, its directors, officers, employees, and agents from all claims you may have against them and any obligations they may have to you as of the date of the letter, regardless of whether you know about such claims or obligations, other than those obligations provided for in this agreement. The form of the general release is attached to this letter. We will execute a similar release in your favor.

6.	Jurisdiction. This agreement is to be governed by the laws
of the State of Florida, except for choice of law provisions which would select the law of a different jurisdiction if they were applied.

					Very truly yours,

					COOKER RESTAURANT CORPORATION

					By:	/S/ HENRY R. HILLENMEYER
                                        --------------------------------
                                        HENRY R. HILLENMEYER, CHAIRMAN
                                        AND CHIEF EXECUTIVE OFFICER

ACCEPTED AND AGREED TO THIS
30 DAY OF SEPTEMBER, 1999.

/S/ G. ARTHUR SEELBINDER
------------------------
G. ARTHUR SEELBINDER

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                       GENERAL RELEASE AND WAIVER


	COOKER RESTAURANT CORPORATION, including its heirs, successors and assigns (collectively the "Releasor"), in consideration of G. Arthur Seelbinder ("Seelbinder") entering into a letter agreement dated September 29, 1999 with Releasor (the "Letter"), to which the release is attached, fully releases, Seelbinder and his attorneys, agents, successors and assigns (collectively, the "Released Parties"), of and from any and all rights, claims, demands, damages, judgments, executions, actions, suits and causes of action of any nature whatsoever, whether known or unknown, direct or indirect, mature or contingent, whether arising at law or in equity, which the Releasor may have had, may now have or may in the future have against the Released Parties or any of them by reason of any act, omission, matter, transaction, event or thing from the beginning of time to and including the date of this General Release and Waiver against the Released Parties, or any of them, including without limitation all claims or causes of action which relate to or arise out of Seelbinder's employment, except as provided in the Letter or which arise from Cooker's guarantee of a loan to Seelbinder by the Chase Manhattan Bank, which is described in detail in Cooker's Annual Report on Form 10-K filed with the Securities and Exchange Commission and in the audited financial statements for fiscal year 1998 included in it, including, without limitation, a letter from Seelbinder to Releasor's Board of Directors dated January 30, 1998.

	The Releasor hereby waives, to the fullest extent permitted by law, the benefits of any statute, law, rule, regulation or common law, which may limit the scope of the covenants and releases contained herein.

	The Releasor intends by this General Release and Waiver to forever release, remise, acquit, waive, satisfy and forever discharge the Released Parties of and from any and all of the claims and rights described above, it being understood that all such claims or rights which the Releasor or any person who claims by, through or under the Releasor may have against the Released Parties shall be forever released, remised, acquitted, waived, satisfied and forever discharged, and such persons shall be forever barred from bringing or asserting the same in their own name or names, jointly or with or through any other person, natural, corporate or otherwise.

	The Releasor acknowledges that the terms of this General Release and Waiver are contractual and not a mere recital. Furthermore, the Releasor acknowledges that the Releasor has not been influenced in any manner in making this General Release and Waiver by any representations or statements made by or on behalf of the Released Parties, that the Releasor has been given the opportunity to seek the advice of counsel in connection with the effect of the execution and delivery of this General Release and Waiver, that the Releasor has carefully read and fully understands the contents of this General Release and Waiver, and that the Releasor has duly executed this General Release and Waiver freely and voluntarily, intending and agreeing to be fully bound by the terms hereof.

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IN WITNESS WHEREOF, the Releasor has executed this General
Release and Waiver this  30  day of September, 1999.

WITNESSES:

/S/ SALLIE S. HILLENMEYER		COOKER RESTAURANT CORPORATION
-------------------------
Print Name: 	SALLIE S. HILLENMEYER

/S/ JOSEPHINE K. DARWIN		        By:  /S/ HENRY R. HILLENMEYER
-----------------------                 -----------------------------
Print Name:  JOSEPHINE K. DARWIN	Henry R. Hillenmeyer, Chairman
                                        and Chief Executive Officer


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GENERAL RELEASE AND WAIVER


	G. ARTHUR SEELBINDER, including his heirs, successors and assigns (collectively the "Releasor"), in consideration of Cooker
Restaurant Corporation ("Cooker") entering into a letter agreement dated September 29, 1999 with him (the "Letter"), to which the release is attached, fully releases, Cooker, its subsidiaries and each of their shareholders, officers, directors, attorneys, employees, agents, predecessors, successors and assigns in their capacities as such (collectively, the "Released Parties"), of and from any and all rights, claims, demands, damages, judgments, executions, actions, suits and causes of action of any nature whatsoever, whether known or unknown, direct or indirect, mature or contingent, whether arising at law or in equity, which the Releasor may have had, may now have or may in the future have against the Released Parties or any of them by reason of any act, omission, matter, transaction, event or thing from the beginning of time to and including the date of this General Release and Waiver against the Released Parties, or any of them, including without limitation all claims or causes of action which relate to or arise out of his employment, except as provided in the Letter or which arise from Cooker's guarantee of a loan to Releasor by Chase Manhattan Bank, which is described in detail in Cooker's Annual Report on Form 10-K filed with the Securities Exchange Commission and in the audited financial statements for fiscal year 1998 included in it.

	The Releasor hereby waives, to the fullest extent permitted by law, the benefits of any statute, law, rule, regulation or common law, which may limit the scope of the covenants and releases contained herein.

	The Releasor intends by this General Release and Waiver to forever release, remise, acquit, waive, satisfy and forever discharge the Released Parties of and from any and all of the claims and rights described above, it being understood that all such claims or rights which the Releasor or any person who claims by, through or under the Releasor may have against the Released Parties shall be forever released, remised, acquitted, waived, satisfied and forever discharged, and such persons shall be forever barred from bringing or asserting the same in their own name or names, jointly or with or through any other person, natural, corporate or otherwise.

	The Releasor acknowledges that the terms of this General Release and Waiver are contractual and not a mere recital. Furthermore, the Releasor acknowledges that the Releasor has not been influenced in any manner in making this General Release and Waiver by any representations or statements made by or on behalf of the Released Parties, that the Releasor has been given the opportunity to seek the advice of counsel in connection with the effect of the execution and delivery of this General Release and Waiver, that the Releasor has carefully read and fully understands the contents of this General Release and Waiver, and that the Releasor has duly executed this General Release and Waiver freely and voluntarily, intending and agreeing to be fully bound by the terms hereof.

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	IN WITNESS WHEREOF, the Releasor has executed this General
Release and Waiver this 30 day of September, 1999.

WITNESSES:

/S/ MARTIN V. KATZ
------------------
Print Name: MARTIN V. KATZ

/S/ TRACIE C. SIMONDS		/S/ G. ARTHUR SEELBINDER
---------------------           ------------------------
Print Name: TRACIE C. SIMONDS   G. ARTHUR SEELBINDER